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                                  Law Offices
                                 McAfee & Taft
                           A Professional Corporation
                       Tenth Floor, Two Leadership Square
                               211 North Robinson
                       Oklahoma City, Oklahoma 73102-7103
                                 (405) 235-9621
                               Fax (405) 235-0439


                                February 2, 1998



Ram Energy, Inc.
Meridian Tower
5100 East Skelley Dr., Suite 650
Tulsa, Oklahoma  74135

Gentlemen:

     We have been requested to render our opinion as to certain matters regarding ____% Senior Notes due 2008 (the "Notes") of RAM Energy, Inc., a Delaware corporation ("RAM Energy") which are to be issued pursuant to an Indenture dated as of February ___, 1998, among United States Trust Company of New York, as Trustee, RAM Energy and the Subsidiary Guarantors (the "Indenture"). We have examined RAM Energy's minute books and other corporate records, the Form S-1 Registration Statement (File No. 333-42641) filed with the Securities and Exchange Commission on December 18, 1997 and Amendment No. One thereto filed on February 2, 1998 (the "Registration Statement), the underwriting agreement between RAM Energy and the underwriter named therein for the sale of the Notes (the "Underwriting Agreement") filed as an exhibit to the Registration Statement, the Indenture filed as an exhibit to the Registration Statement, the form of Notes filed as an exhibit to the Registration Statement, and have made such other investigation as we deemed necessary in order to render the opinions expressed herein.

          Based on the foregoing, we are of the opinion that:

          RAM Energy is duly incorporated and validly existing under the laws of the State of Delaware, with full power and authority to own its properties and to conduct its business as described in the preliminary prospectus contained in the Registration Statement.

          The $115,000,000 in aggregate principal amount of the Notes and Subsidiary Guarantees (as defined in the Registration Statement), when issued to the underwriter against payment therefore in accordance with the terms of the Underwriting Agreement and the

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Indenture, will constitute binding obligations of RAM Energy and the
Subsidiary Guarantors (as defined in the Registration Statement), enforceable against RAM Energy and the Subsidiary Guarantors in accordance with the terms of the Indenture and the Notes, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to creditors' rights and remedies generally, and (b) general principles of equity (whether enforcement is sought in a proceeding at law or in equity).

          We hereby consent to the inclusion of this opinion as an exhibit to the above Registration Statement and to the reference to our firm under the caption "Legal Matters" and elsewhere in the Prospectus which is a part of the Registration Statement.

                                       Very truly yours,

                                       McAFEE & TAFT A PROFESSIONAL
                                       CORPORATION

DJK/mls